EXHIBIT 99.1
NABORS TO OFFER AN ADDITIONAL $750 MILLION OF SENIOR NOTES
HAMILTON, Bermuda, July 17, 2008 — Nabors Industries Ltd. (NYSE: NBR) today announced that its wholly owned subsidiary, Nabors Industries Inc., has commenced an offering of an additional $750 million of its 6.15% Senior Notes due 2018 with registration rights. This offering is an additional issuance of the same notes that were issued in February 2008 and are subject to the same rates, terms and conditions. Accordingly, the notes will bear interest at a rate of 6.15 percent, will mature on February 15, 2018 and will be fully and unconditionally guaranteed by Nabors Industries Ltd.
The notes being offered will be offered to qualified institutional buyers under Rule 144A. The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Nabors companies own and actively market a fleet of approximately 537 land drilling and approximately 747 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of approximately 36 platform rigs, 12 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors also holds interest in various oil and gas properties, both in North America and internationally. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.